Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Preferred Stock Purchase Rights)
of
GENESIS MICROCHIP INC.
at
$8.65 NET PER SHARE
by
SOPHIA ACQUISITION CORP.,
a wholly owned subsidiary of
STMICROELECTRONICS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 16, 2008, UNLESS THE OFFER IS EXTENDED

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 10, 2007 (THE “MERGER AGREEMENT”) AMONG STMICROELECTRONICS N.V. (“PARENT”), SOPHIA ACQUISITION CORP (“PURCHASER”) AND GENESIS MICROCHIP INC. (THE “COMPANY”). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT SHALL CONSTITUTE A MAJORITY OF THE SUM OF (A) ALL SHARES OUTSTANDING AS OF THE SCHEDULED EXPIRATION OF THE OFFER AND (B) ALL SHARES ISSUABLE UPON THE EXERCISE, CONVERSION OR EXCHANGE OF ALL COMPANY STOCK OPTIONS AND OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING AS OF THE SCHEDULED EXPIRATION OF THE OFFER, LESS (C) ANY SHARES ISSUABLE UPON THE EXERCISE OF ANY COMPANY STOCK OPTION (X) NOT EXERCISABLE ON OR PRIOR TO MAY 15, 2008 OR (Y) WITH AN EXERCISE PRICE GREATER THAN $10.50 PER SHARE (THE MAJORITY OF SUCH SUM, THE “MINIMUM CONDITION”) AND (II) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE “HSR ACT”), AND THE ANTITRUST LAWS OF THE PEOPLE’S REPUBLIC OF CHINA, THE FEDERAL REPUBLIC OF GERMANY, THE REPUBLIC OF HUNGARY AND THE REPUBLIC OF KOREA HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE “ANTITRUST CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER. THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING PRIOR TO THE EXPIRATION OF THE OFFER.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES. HAS APPROVED AND AUTHORIZED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

December 18, 2007

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•	We are Sophia Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of STMicroelectronics N.V. We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See Section 8.

•	STMicroelectronics N.V. is a global independent semiconductor company that designs, develops, manufactures and markets a broad range of semiconductor products used in a wide variety of microelectronic applications, including automotive products, computer peripherals, telecommunications systems, consumer products, industrial automation and control systems.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.001 per share, of Genesis Microchip, together with the associated preferred stock purchase rights. See the “Introduction” and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $8.65 per share in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction,” Section 1 and Section 5.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	We are not obligated to purchase any shares unless there have been validly tendered and not withdrawn prior to the expiration of the offer at least the number of shares that shall constitute a majority of the sum of (a) all Shares outstanding as of the scheduled expiration of the Offer and (b) all Shares issuable upon the exercise, conversion or exchange of all Company stock options and other rights to acquire Shares outstanding as of the scheduled expiration of the Offer, less (c) any Shares issuable upon the exercise of any Company stock option (x) not exercisable on or prior to May 15, 2008 or (y) with an exercise price greater than $10.50 per share (the majority of such sum is referred to in this Offer to Purchase as the “Minimum Condition”). See Section 1 and Section 14.

•	We are not obligated to purchase any shares unless prior to the expiration of the Offer any applicable waiting period under the HSR Act or certain foreign antitrust laws has expired or been terminated (the “Antitrust Condition”). See Section 15.

These and other conditions to our obligations to purchase shares tendered in the Offer are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•	Yes. STMicroelectronics N.V. will provide us with the funds necessary to purchase the shares in the Offer. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	Because the form of payment consists solely of cash and all of the funding which will be needed has already been arranged, and also because of the lack of any relevant historical information concerning Sophia Acquisition Corp., we do not think the financial condition of Sophia Acquisition Corp. is relevant to your decision to tender in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•	You will have at least until 12:00 midnight, New York City time, on January 16, 2008, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	If any of the conditions to the Offer set forth in Section 14 hereto have not been satisfied at a scheduled expiration date, as extended by us, we are obligated to extend the Offer for successive periods of not more than ten business days until such time as either (i) all of the conditions to the Offer have been satisfied or waived or (ii) the Merger Agreement is terminated pursuant to the provisions therein.

•	In addition, we may extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See Section 1 and Section 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform Mellon Investor Services LLC, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

To tender your shares in the Offer, you must:

•	complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

•	tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

•	if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Mellon Investor Services LLC prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered shares any time prior to the expiration of the Offer, and, unless we have accepted the shares pursuant to the Offer, you may also withdraw any tendered shares at any time after February 16, 2008. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Mellon Investor Services LLC while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES GENESIS MICROCHIP’S BOARD OF DIRECTORS RECOMMEND?

•	The Board of Directors of Genesis Microchip has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, has approved and authorized the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See “Introduction.”

WILL GENESIS MICROCHIP CONTINUE AS A PUBLIC COMPANY?

•	If the Merger occurs, Genesis Microchip will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through Nasdaq or other securities markets, there may not be a public trading market for the shares and Genesis Microchip may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•	If we accept for payment and pay for any Shares, we intend to merge with and into Genesis Microchip. If the Merger occurs, Genesis Microchip will become a wholly owned subsidiary of STMicroelectronics N.V., and each issued and then outstanding share (other than any shares held in the treasury of Genesis Microchip, or owned by STMicroelectronics N.V., Sophia Acquisition Corp. or any of their subsidiaries or any subsidiary of Genesis Microchip and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $8.65 per share in cash (or any greater amount per share paid pursuant to the Offer), without interest. See the “Introduction.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the Offer and the Merger occurs, you will receive in the Merger the same amount of cash per share as if you had tendered your shares in the offer.

•	If you decide not to tender your Shares in the Offer and the Merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Market or other securities markets, there may not be a public trading market for the Shares and Genesis Microchip may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

•	Following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•	On December 10, 2007, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq Global Market was $5.40 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, at (212) 750-5833 or (888) 750-5834 or Morgan Stanley & Co. Incorporated, the Dealer Manager, at (877) 247-9865. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Genesis Microchip Inc.:

INTRODUCTION

Sophia Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the Common Stock, the “Shares”), of Genesis Microchip Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $8.65 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See Section 8 for additional information concerning Parent and Purchaser.

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that is a U.S. person or entity and fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a rate of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Non-U.S. persons should complete the appropriate Form W-8 and see Instruction 9 of the Letter of Transmittal. Purchaser or Parent will pay all charges and expenses of Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager for the Offer (the “Dealer Manager”), Mellon Investor Services LLC (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 16.

THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES, HAS APPROVED AND AUTHORIZED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

Goldman, Sachs & Co. (“Goldman Sachs”) has delivered to the Board its written opinion dated December 10, 2007, to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration proposed to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of the written opinion of Goldman Sachs is contained in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer and which is being mailed to the Company’s stockholders with this Offer to Purchase. The Company’s stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE SUM OF (A) ALL SHARES OUTSTANDING AS OF THE SCHEDULED EXPIRATION OF THE OFFER, AND (B) ALL SHARES ISSUABLE UPON THE EXERCISE, CONVERSION OR EXCHANGE OF ALL COMPANY STOCK OPTIONS AND OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING AS

OF THE SCHEDULED EXPIRATION OF THE OFFER, LESS (C) ANY SHARES ISSUABLE UPON THE EXERCISE OF ANY COMPANY STOCK OPTION (X) NOT EXERCISABLE ON OR PRIOR TO MAY 15, 2008 OR (Y) WITH AN EXERCISE PRICE GREATER THAN $10.50 PER SHARE (THE MAJORITY OF SUCH SUM, THE “MINIMUM CONDITION”) AND (II) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE ANTITRUST LAWS OF THE PEOPLE’S REPUBLIC OF CHINA, THE FEDERAL REPUBLIC OF GERMANY, THE REPUBLIC OF HUNGARY AND THE REPUBLIC OF KOREA HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE “ANTITRUST CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 10, 2007 (the “Merger Agreement”), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions to the Merger set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be canceled and converted automatically into the right to receive $8.65 in cash, or any higher price that may be paid per Share in the Offer, without interest (the “Merger Consideration”), except for Shares held by stockholders who demand and perfect appraisal rights under Delaware Law. Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares satisfying the Minimum Condition and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board), on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this section) multiplied by the percentage that the aggregate number of Shares then owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14f-1 promulgated thereunder, the Company has agreed, at such time, to promptly take all actions reasonably necessary to, upon Purchaser’s request, cause Purchaser’s designees to be elected or appointed as directors of the Company, including increasing the size of the Board or seeking and accepting the resignations of incumbent directors, or both.

The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the adoption of the Merger Agreement and the Merger by the affirmative vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company’s Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and approve the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to adopt the Merger Agreement and approve the Merger without the vote of any other stockholder. See Sections 10 and 11.

The Company has granted to Parent and Purchaser an irrevocable option (the “Merger Option”) under the Merger Agreement to purchase, following the consummation of the Offer and subject to certain conditions and limitations, newly issued Shares equal to the number of Shares that, when added to the number of Shares owned by

Parent and Purchaser immediately following the consummation of the Offer, shall equal one share more than 90% of the shares of the Company’s common stock then outstanding on a diluted basis (as calculated in accordance with the Merger Agreement). The Merger Option will be exercisable only after the purchase of and payment for Shares pursuant to the Offer as a result of which Parent and Purchaser beneficially own at least 71% of the then outstanding Shares on a diluted basis (as calculated in accordance with the Merger Agreement).

Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Merger Option, or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement and approve the Merger without a vote of the Company’s stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Merger Option, or otherwise, and a vote of the Company’s stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

The Company has informed Purchaser that, as of December 14, 2007, 38,016,523 Shares were issued and outstanding, 5,799,848 Shares were reserved for issuance pursuant to outstanding employee stock options and 841,398 Shares were subject to forfeiture and a right of repurchase.

Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date. See Section 1.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company’s stockholders. See Section 11.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on January 16, 2008, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the Antitrust Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer. However, unless previously approved by the Company in writing, no change may be made that (i) amends or waives the Minimum Condition, (ii) decreases the price per share payable in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) reduces the maximum number of Shares to be purchased in the Offer, (v) imposes conditions to the Offer in addition to those set forth in Section 14 hereto, (vi) amends the conditions to the Offer set forth in Section 14 hereto so as to broaden the scope of such conditions to the Offer, (vii) extends, except as provided for below, the Offer or (viii) makes any other changes to any of the terms and conditions of the Offer that is adverse to the holders of the Shares.

The Merger Agreement provides that Purchaser is obligated to extend the Offer, until such time as either (A) all of the conditions to the Offer have been satisfied or waived or (B) the Merger Agreement is terminated pursuant to the provisions therein, for one or more periods of not more than ten business days each beyond the Expiration Date, as extended by Purchaser, if, at the scheduled expiration of the Offer, any of the conditions to the Offer set forth in Section 14 hereto, shall not be satisfied or waived. The Merger Agreement also obligates Purchaser to extend the Offer for any period required by any rule, regulation, position or interpretation of the Commission, or the staff thereof, or of the Nasdaq Global Market (“Nasdaq”), applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn as promptly as practicable following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Shares solely in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer).

Any such delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Scheduled Expiration Date for a subsequent offering period of not less than three business days nor more than 20 business days (the “Subsequent Offering Period”) to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn a number of Shares which, together with Shares then owned by Parent and Purchaser, represents at least 90% of the then outstanding Shares on a diluted basis (calculated in accordance with the Merger Agreement) if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make a public announcement to that effect on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday.

The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn as promptly as practicable following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares solely in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with that institution as to whether it charges any service fees.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Global Market (“Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints Reza Kazerounian and Archibald Malone such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 10, 2007). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Under the backup withholding provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of any payments of cash pursuant to the Offer. To prevent backup withholding of U.S. federal income tax with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder that is a U.S. person or entity must provide the Depositary with such stockholder’s correct taxpayer identification number and certify that such stockholder is not subject to backup withholding of U.S. federal income tax by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 16, 2008. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tenders of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered in the Offer at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.	Material U.S. Federal Income Tax Consequences.

The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter’s rights). This discussion is based on the Internal Revenue Code of 1986, as amended, the related Treasury regulations, and administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the Offer and the Merger. This discussion applies only to holders that hold their Shares as capital assets. This discussion does not address all U.S. federal income tax consequences that may be relevant to particular holders, including holders that are subject to special tax rules, such as dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders that hold their Shares as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders that have a “functional currency” other than the U.S. dollar; holders that own their Shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; holders that acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not U.S. persons. For purposes of this discussion, U.S. persons are (i) U.S. citizens or residents of the United States of America, as defined for U.S. federal income tax purposes, (ii) corporations, or other entities taxable as corporations, created or organized under the laws of the United States or any political subdivision thereof, (iii) estates whose income is subject to U.S. federal income tax regardless of the source and (iv) trusts (a) if a U.S. court can exercise primary supervision over the trusts’ administration and one or more U.S. persons are authorized to control all substantial decisions of the trusts or (b) that have valid elections in effect under applicable Treasury regulations to be treated as U.S. persons.

THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter’s rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Non-corporate holders will be subject to tax on the net amount of such gain at a maximum rate of 15% provided that the Shares were held for more than one year. The deduction of capital losses is subject to certain limitations. Holders should consult their own tax advisors in this regard.

Payments in connection with the Offer or the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a holder (i) fails to furnish such holder’s social security number or taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends and is notified by the Internal Revenue Service that the payee is subject to backup withholding or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder’s correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service in a timely manner. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder should consult with such holder’s own tax advisor as to such holder’s qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on the Nasdaq under the symbol “GNSS”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service.

Shares Market Data

2005:	High	Low

First Quarter	$16.70	$11.96
Second Quarter	19.55	13.23
Third Quarter	27.69	17.72
Fourth Quarter	23.60	16.85
2006:
First Quarter	$22.45	$16.45
Second Quarter	17.67	11.00
Third Quarter	14.95	9.75
Fourth Quarter	12.25	9.42
2007:
First Quarter	$10.53	$7.65
Second Quarter	$10.04	$8.00
Third Quarter	$11.16	$7.15
Fourth Quarter (through December 17, 2007)	$8.73	$4.90

On December 10, 2007, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser’s intention to commence the Offer, the closing price per Share as reported on Nasdaq was $5.40. On December 17, 2007, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $8.48. As of December 14, 2007, the approximate number of holders of record of the Shares was 160. The Company has never declared or paid any cash dividends on its Shares.

Stockholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Parent and Purchaser have relied on the accuracy of such information furnished by the Company and/or included in the publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

General.  The Company is a Delaware corporation with its principal executive offices located at 2525 Augustine Drive, Santa Clara, California 95054, Telephone Number: (408) 919-8400. The Company designs, develops and markets integrated circuits called display controllers that receive and process analog and digital video and graphic images for viewing on a flat-panel display. The display controllers are typically located inside a flat-panel display device, such as a flat-panel television or computer monitor.

Certain Forecasts of the Company.  Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received from the Company certain forecasts of the Company’s future operating performance. Parent and Purchaser have been advised by the Company that the Company does not in the ordinary course publicly disclose forecasts and that the forecasts provided to Parent and Purchaser by the Company were prepared by the Company solely for the purpose of negotiating with Parent the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and as basis for the financial analyses performed by Goldman Sachs & Co., the Company’s financial advisor, in connection with the preparation of its fairness opinion, and were not prepared with a view to public disclosure. The information set forth below is included in this Offer to Purchase only because the Company provided non-public forecasts of the Company’s future operating performance to Parent and Purchaser. The Company has advised Parent and Purchaser that its forecasts were prepared by the Company’s management based on numerous assumptions including, among others, projections of revenues, operating income, operating expenses, manufacturing costs, pricing and sales volumes of existing and future products and customer orders arising from new product introductions. No assurances can be given with respect to any such assumptions. The information set forth below does not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company’s operations or strategy after the consummation of the Offer. The information set forth below is presented for the sole purpose of giving holders of Shares access to the material financial forecasts prepared by the Company’s management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer, and Goldman Sachs in connection with the preparation of its fairness opinion.

Forecasted Financial Information of the Company

FORECASTED INCOME STATEMENT*
Genesis Microchip Inc. Management Forecasts (in millions, except for EPS)

	Fiscal Year Ended March 31,
	2008	2009	2010

Revenue	$197.8	$231.8	$334.5
Gross Profit(1)	$69.7	$88.3	$135.3
Operating Profit(2)	$(34.3)	$(16.6)	$23.7
Net Income(2)	$(38.1)	$(11.1)	$29.8
Earnings per Share(2)	$(0.99)	$(0.27)	$0.69

*	These statements are subject to the qualifications and limitations set forth above and below under the heading “Certain Forecasts of the Company”

(1)	Does not include amortization of intangibles from operations or stock based compensation from operations.

(2)	Does not include amortization of intangibles from operations and from research and development, stock based compensation and impairment of goodwill.

Certain matters discussed herein, including, but not limited to these forecasts, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under “Forecasted Financial Information of the Company”. While presented with numerical specificity, these forecasts were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. In particular, the Company operates in an intensely competitive industry characterized by technological change, changes in customer requirements, frequent new product introductions and improvements, evolving industry standards and rapidly declining average selling prices. In order to compete in the digital television market, consumer electronics manufacturers must first select the Company’s products for incorporation into their digital televisions, giving the Company so-called “design wins.” According to the Company, design wins for the Company’s digital television products typically occur in the first calendar quarter of each year with associated product sales occurring only after the design win when the Company actually ships its products. To the extent the Company does not achieve design wins in calendar year 2009 for its products currently in development, the Company may be unable to meet its forecasts. Accordingly, there can be no assurance that any of the forecasts will be realized and the actual results for the fiscal years ending March 31, 2008, 2009 and 2010 may vary materially from those shown above. Holders of Shares are cautioned not to place undue reliance on the information set forth above.

In addition, these forecasts were not prepared in accordance with generally accepted accounting principles, and neither the Company’s nor Parent’s independent accountants has examined or compiled any of these forecasts or expressed any conclusion or provided any other form of assurance with respect to these forecasts and accordingly assume no responsibility for these forecasts. These forecasts were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts, which would require a more complete presentation of data than as shown above. The inclusion of these forecasts in this Offer to Purchase should not be regarded as an indication that any of Parent, Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. Since the information above covers multiple years, such information by its nature becomes less reliable with each successive year. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for their accuracy or validity. None of Parent, Purchaser, the Company, or any of their financial advisors, affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the forecasts. None of Parent, Purchaser, the Company or any of their respective financial advisors, affiliates, or representatives, intends to update or otherwise revise the forecasts to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error.

Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.	Certain Information Concerning Purchaser and Parent.

General.  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 39, Chemin du Champ-des-Filles, 1228 Plan-les-Ouates, Geneva, Switzerland, Telephone: +41-22-929-2929. Purchaser is a wholly owned subsidiary of Parent.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a limited liability company organized under the Laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands. Its principal offices are located at 39, Chemin du Champ-des-Filles, 1228 Plan-les-Ouates, Geneva, Switzerland, Telephone: +41-22-929-2929. Parent is a global independent semiconductor company that designs, develops, manufactures and markets a broad range of semiconductor products used in a wide variety of microelectronic applications, including automotive products, computer peripherals, telecommunications systems, consumer products, industrial automation and control systems.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since April 1, 2005, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since April 1, 2005, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.	Financing of the Offer and the Merger.

The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $348.5 million. Purchaser will obtain all of such funds from Parent or one of Parent’s subsidiaries. Parent and its subsidiary will provide such funds from existing resources.

10.	Background of the Offer; Contacts with the Company; the Merger Agreement.

Background of the Offer

The Strategic Committee of Parent’s Supervisory Board and senior management of Parent regularly review opportunities to achieve Parent’s strategic goals through acquisitions or other strategic transactions. In connection with such efforts, in the first half of 2007, the management of the consumer products group of Parent conducted a review of potential strategic opportunities in the consumer products semiconductor market, with a focus on the display image technology market. During the course of this review, Parent evaluated several potential acquisition targets. At the end of June 2007, Parent had not yet determined whether to pursue a potential transaction with any of the potential acquisition candidates.

On June 28, 2007, a representative of Goldman Sachs contacted Loic Lietar, Group Vice President, Deputy General Manager, Strategy, Strategy and System Technology, of Parent to discuss a potential collaboration between the Company and Parent. During that conversation, Mr. Lietar, on behalf of Parent, expressed an interest in collaborating with the Company and, as a result, agreed that representatives of Parent should meet with representatives of the Company.

On July 12, 2007, Guy Lauvergeon, Group Vice President, Corporate Strategy & Technology of Parent, spoke by telephone with Hildy Shandell, Senior Vice President, Corporate Development of the Company, and arranged a meeting at the Company’s headquarters in Santa Clara, California on July 25, 2007.

On July 25, 2007, Mr. Lauvergeon met with Elias Antoun, President and Chief Executive Officer of the Company, Behrooz Yadegar, Senior Vice President, Product Development of the Company, and Ms. Shandell at the Company’s headquarters to explore potential collaboration between the two companies. During this meeting, the parties exchanged information about their respective businesses and the potential strategic fit of the two companies. At this meeting, Mr. Lauvergeon inquired as to whether the Company was committed to continuing as a stand-alone company. Mr. Antoun indicated that the Company was open to exploring various alternatives with Parent, including a potential acquisition of the Company by Parent.

Following the meeting in Santa Clara on July 25, 2007, the management of Parent’s consumer products group evaluated the possibility of acquiring the Company in light of the Company’s willingness to consider such a transaction. After a review of information about the Company and a discussion of the strategic advantages of an acquisition of the Company, Parent’s senior management authorized the management of Parent’s consumer products group to continue discussions with the Company.

On August 29, 2007, the Company entered into a confidentiality agreement with Parent. On the same day, Messrs. Antoun and Yadegar and Ms. Shandell met with members of the management of Parent, including Philippe Lambinet, Corporate Vice President, General Manager, Home Entertainment and Displays Group, and Laurent Remont, Chief System Architect, in Paris, France, to determine whether there was enough interest to commence discussions regarding potential business and strategic opportunities between the two companies. The principal topic discussed at this meeting was a general overview of the Company’s business and technology.

On September 13, 2007, following internal discussions at Parent regarding the desirability of proceeding with a potential acquisition of the Company, Mr. Lambinet confirmed to Mr. Antoun Parent’s interest in pursuing further discussions with the Company. At that time, Mr. Lambinet provided a list of diligence questions with respect to the Company’s business and operations.

On September 17, 2007, Mr. Antoun provided responses to the diligence questions provided by Parent, but indicated to Parent that the Company was not prepared to provide additional information to Parent until Parent provided the Company with an indication of serious interest.

Following Mr. Antoun’s response to Parent, Parent’s senior management continued to evaluate whether or not to submit a non-binding proposal to the Company in light of other strategic opportunities potentially available to Parent.

On October 12, 2007, representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) participated in a conference call with members of Parent’s management and presented a preliminary review of the Company, its business and its historical results of operations.

On October 15, 2007, Messrs. Antoun, Lambinet and Lauvergeon met in Geneva, Switzerland and discussed the businesses of the Company and Parent and whether the parties should engage in any further discussions regarding a potential transaction.

Following the meeting in Geneva, Messrs. Lambinet and Lauvergeon updated the senior management of Parent, including Mr. Carlo Bozotti, President and Chief Executive Officer of Parent, regarding their recent meetings with the Company. Parent’s senior management authorized the submission by Parent of a non-binding indication of interest to the Company. In connection therewith, Parent’s Management began preparing materials regarding the potential transaction to be presented to the Strategic Committee of the Supervisory Board of Parent at its next regularly scheduled meeting on October 23, 2007.

On October 17, 2007, in connection with the preparation of Parent’s preliminary indication of interest and in contemplation of a possible acquisition transaction, Parent retained Shearman & Sterling LLP (“Shearman & Sterling”) to act as its legal counsel.

On October 18, 2007, representatives of Morgan Stanley and senior management of Parent met in Geneva, Switzerland to discuss a possible acquisition of the Company. At this meeting, representatives of Morgan Stanley presented a preliminary financial analysis of the Company.

On October 22, 2007, Parent engaged Morgan Stanley to act as its financial advisor, which relationship was later formalized in an engagement letter entered into by Parent and Morgan Stanley on December 6, 2007.

On October 23, 2007, the Strategic Committee of the Supervisory Board of Parent held its regularly scheduled meeting. At this meeting, senior management of Parent reviewed with the members of the Strategic Committee, among other projects, a potential acquisition of the Company, including the principal terms on which Parent might propose to acquire the Company. The members of the Strategic Committee reviewed the proposal from management, and authorized management to submit a non-binding proposal to the Company consistent with the terms presented to the Strategic Committee. Thereafter, senior management of Parent and representatives of Morgan Stanley and Shearman & Sterling participated in several conference calls to finalize the terms of Parent’s non-binding proposal.

On November 5, 2007, Parent sent a non-binding letter of intent, dated November 4, 2007, to the Company, in which Parent proposed to acquire the Company through a cash tender offer, followed by a merger (the “Proposal”). The Proposal indicated that, subject to satisfactory results of a due diligence review of the Company, approval by the Supervisory Board of Parent and certain other conditions, Parent would be prepared to pay to the Company’s stockholders $9.50 per Share in cash. Also on November 5, 2007, Parent provided the Company with a preliminary due diligence request list, a draft exclusivity agreement containing a provision for specified money damages in the event of a breach by the Company of the exclusivity agreement and an amendment to the confidentiality agreement, which revised the terms of the confidentiality agreements so that the confidentiality agreement would apply to the discussions between the Company and Parent with respect to the potential acquisition and also to the Company’s and Parent’s advisors. Parent indicated that it was not prepared to commence discussions and begin incurring expenses until a satisfactory exclusivity agreement had been executed. The letter of intent from Parent expired in accordance with its terms on November 8, 2007, and was never executed by the Company.

On November 7, 2007, Mr. Antoun communicated to Parent that, during a Board meeting held that day, the Board had determined that it was interested in entering into discussions with Parent in response to the Proposal, but that it was not prepared to execute the exclusivity agreement in the form proposed, which was a pre-condition to Parent’s entering into discussions. In particular, the Board was not prepared to agree to pay specified money damages for a breach of the exclusivity agreement. Mr. Antoun communicated to Parent the need to revise the proposed exclusivity agreement prior to commencement of any discussions.

On November 9, 2007, following a telephonic meeting of the Board, Mr. Antoun reiterated to Parent that the Company would not execute the exclusivity agreement in the form provided and was not prepared to confirm its acceptance of the per Share price proposed by Parent.

On November 11, 2007, Parent received from the Company a revised draft of the exclusivity agreement and a new confidentiality agreement, which contained a standstill provision prohibiting the acquisition of Shares by Parent without the Company’s consent and an employee non-solicitation provision.

Over the next several days, representatives of Shearman & Sterling and WSGR engaged in negotiation with respect to the exclusivity agreement and the amendment to the confidentiality agreement.

On November 15, 2007, Parent and the Company entered into the amendment to the confidentiality agreement, dated as November 14, 2007, and the exclusivity agreement, dated as of November 14, 2007, which did not contain the provision for specified money damages in the event of a breach by Genesis of the exclusivity agreement. Thereafter, late on November 16, 2007, Parent and the Company commenced discussions regarding a possible acquisition of the Company by Parent and Parent and its representatives were granted access to the Company’s electronic data room for purposes of Parent’s due diligence review of the Company.

From November 16, 2007 through November 20, 2007, representatives of the Company, including Messrs. Antoun and Yadegar, Ms. Shandell and Jeffrey Lin, General Counsel and Secretary of the Company, held due diligence meetings with representatives of Parent in Palo Alto, California. Representatives of Goldman

Sachs and representatives of Morgan Stanley also participated in these due diligence meetings. From November 20, 2007, until execution of the merger agreement, Parent continued to request, receive and review additional due diligence materials and continued to meet periodically with the Company management. During this period, Parent and its financial and legal advisors participated in regular conference calls to discuss their ongoing financial, legal, tax, accounting, and business due diligence review of the Company and the results thereof to date. Representatives of Shearman & Sterling reviewed documents provided by the Company at the offices of WSGR in Palo Alto, California and participated in meetings and conference calls with the Company in connection with Parent’s legal due diligence review of the Company.

On November 19, 2007, the Supervisory Board of Parent held an extraordinary meeting in Paris, France to discuss potential acquisition opportunities. At this meeting, senior management of Parent updated the members of the Supervisory Board regarding the strategic rationale for the proposed acquisition of the Company, the Company’s reaction to Parent’s Proposal, the structure and anticipated timing of the proposed acquisition of the Company, the price per Share and premium to be offered by Parent and the results of the due diligence review conducted by Parent and its advisors to date. Following a discussion of these matters, the Supervisory Board authorized Geneva’s Management Board, which is comprised solely of Mr. Bozotti, to negotiate and enter into an agreement for Parent to acquire the Company, including by means of a cash tender offer, subject to the financial and other parameters set by the Supervisory Board.

On November 21, 2007, Parent delivered to the Company an initial draft of an Agreement and Plan of Merger.

On November 26, 2007, representatives of WSGR and Shearman & Sterling met in Palo Alto, California to negotiate the draft Merger Agreement.

On November 27, 2007, the Company responded to Parent with a memorandum and proposed revisions to Parent’s draft Merger Agreement.

On November 28, 2007, Messrs. Lambinet and Lauvergeon spoke by telephone with Mr. Antoun. During this call, Messrs. Lambinet and Lauvergeon updated Mr. Antoun on the status of Parent’s due diligence review and highlighted for Mr. Antoun certain matters identified by Parent during its due diligence. Messrs. Lambinet and Lauvergeon also discussed with Mr. Antoun the possibility of Mr. Antoun entering into an employment agreement with Parent in the event that Parent and the Company were able to agree upon the terms of an acquisition of the Company by Parent.

On November 30, 2007, Parent distributed a revised draft of the Merger Agreement to the Company. Shearman & Sterling and WSGR met on December 3, 2007 to negotiate the outstanding issues in the Merger Agreement.

On December 4, 2007, Parent sent a further revised draft of the Merger Agreement to the Company. Parent and its advisors also participated in a conference call during which representatives of Shearman & Sterling and various employees of Parent involved in the due diligence review of the Company presented the results of their review to date.

On December 5, 2007, Mr. Antoun and Messrs. Lambinet and Lauvergeon held a meeting in Santa Clara, California. At this meeting, Messrs. Lambinet and Lauvergeon indicated that Parent was still interested in pursuing a transaction with the Company, but that, in light of Parent’s due diligence review, Parent was revising its proposal to offer the Company’s stockholders $8.25 per Share in cash. Parent also noted that the recent stock price performance of the Company was a consideration for Parent.

On December 6, 2007, Parent requested that the Company enter into an amendment to the exclusivity agreement, in order to extend the exclusivity period which was set to expire at 11:59 p.m. that day, until December 10, 2007. Parent did not receive a response from the Company prior to the expiration of the exclusivity period that evening.

On December 7, 2007, following a meeting of the Board on December 6, 2007 at which the Board discussed Parent’s revised proposal, Mr. Antoun informed Parent that the Company was not willing to proceed with a transaction at a price of $8.25 per Share in cash. Following this communication, Parent and its advisors held a series of conference calls to discuss how to proceed in light of the Company’ response to Parent’s revised proposal.

On December 8, 2007, following further conference calls involving management of Parent and representatives of Parent’s legal and financial advisors, Parent informed the Company that it would be willing to proceed with a transaction at a price of $8.65 per share. In addition, Parent provided proposed resolutions with respect to key unresolved negotiation issues with respect to the draft merger agreement. Parent also indicated to the Company that this proposal was its best and final offer.

Later that same day, following the adjournment until the following day of a meeting of the Board at which the Board considered, among other things, how to proceed in light of Parent’s final offer, Mr. Antoun conveyed to Parent the status of the Board’s deliberations prior to its adjournment. In response to Mr. Antoun’s update, representatives of Parent indicated Parent was not prepared to increase its proposed price.

On December 9, 2007, representatives of Parent indicated that Parent was seeking a response to its proposal before 5 p.m. that day, when members of its management were returning to Europe to focus on other matters.

Later that same day, the Board resumed the meeting adjourned the previous day. Following this meeting, representatives of WSGR informed representatives of Shearman & Sterling that the Board would be prepared to proceed at the proposed price of $8.65 per Share, provided certain changes were implemented to the Draft Merger Agreement to ensure greater certainty that the transaction would be completed by Parent. Representatives of WSGR then negotiated with Parent and representatives of Shearman & Sterling the changes to the Draft Merger Agreement requested by the Board.

On the afternoon of December 10, 2007, the Board held a meeting in Palo Alto, California. Later that day, during an adjournment of the Board meeting, representatives of WSGR communicated to representatives of Shearman & Sterling that the Board had instructed WSGR to seek additional changes to the Merger Agreement, including additional clarification of the closing conditions, to ensure greater certainty that Parent would complete the transaction, prior to the Board approving the transaction. After Parent agreed to these changes, the Board resumed its meeting. Later that evening, representatives of WSGR communicated to representatives of Shearman & Sterling that the Board had unanimously determined that the merger agreement was advisable and fair to and in the best interests of the Company’s stockholders and approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, authorized the execution of the Merger Agreement and recommended that the Company’s stockholders accept the Offer. Also on December 10, 2007, a representative of Shearman & Sterling delivered to Mr. Antoun a draft letter agreement pursuant to which Parent offered Mr. Antoun employment effective as of the consummation of the Offer. Mr. Antoun and a representative of Shearman & Sterling discussed this draft agreement, and Parent agreed to make certain changes to the draft agreement in response to comments from Mr. Antoun. Mr. Antoun had engaged separate legal counsel to advise him in connection with his employment arrangement with Parent.

On December 10, 2007, Parent, the Company and Purchaser executed the Merger Agreement and Mr. Antoun and Parent entered into a letter agreement regarding Mr. Antoun’s employment with the Company following the completion of the Offer.

Early in the morning on December 11, 2007, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by Purchaser and Parent with the Commission in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings ascribed therein in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7.

The Offer.  The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser’s intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in

Section 14 hereof. Purchaser and Parent have agreed that unless previously approved in writing by the Company no change in the Offer may be made that (i) amends or waives the Minimum Condition, (ii) decreases the price per Share payable in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) reduces the maximum number of Shares to be purchased in the Offer, (v) imposes additional conditions to the Offer, (vi) amends the conditions to the Offer so as to broaden the scope of such conditions, (vii) extends the Offer, except as provided for in the Merger Agreement, or (viii) makes any other change to any of the terms and conditions of the Offer that is adverse to the holders of the Shares.

The Merger.  The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share will be cancelled and cease to exist, and will be converted automatically into the right to receive the Merger Consideration, except that: any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company shall be cancelled without any conversion thereof; and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall demand properly in writing appraisal for such Shares will be cancelled and the holders thereof may be entitled to receive payment of the appraised value of such Shares in accordance with Delaware Law.

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety to be identical to the Certificate of Incorporation of Purchaser; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: “The name of the corporation is Genesis Microchip Inc.” Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

Stockholders’ Meeting.  Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the “Stockholders’ Meeting”). If Purchaser acquires at least a majority of the outstanding Shares in this Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

Proxy Statement.  The Merger Agreement provides that the Company shall, if approval of the Company’s stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission as promptly as practicable, a proxy statement and related proxy materials (the “Proxy Statement”) with respect to the Stockholders’ Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed, subject to the Board’s applicable fiduciary obligations, to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that the stockholders of the Company adopt the Merger Agreement and the Merger and to use its reasonable best efforts to obtain such adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their affiliates to be voted in favor of adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser acquires at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders.

Merger Option.  Pursuant to the terms of the Merger Agreement, the Company has granted to Parent and Purchaser the Merger Option to purchase, following the consummation of the Offer and subject to certain conditions and limitations, newly issued Shares equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, shall equal one share more than 90% of the Shares then outstanding on a diluted basis (as calculated in accordance with the Merger Agreement). The Merger Option will be exercisable only after the purchase of and payment for Shares pursuant to the Offer as a result of which Parent and Purchaser beneficially own at least 71% of the Shares.

Conduct of Business by the Company Pending the Merger.  Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the date on which a majority of the Company’s directors are designees of Purchaser (the “Appointment Time”), unless Parent otherwise agrees in writing, the businesses of the Company and its subsidiaries (the “Subsidiaries” and each, individually, a “Subsidiary”) shall, subject to limited exceptions, be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers, and other persons with which the Company or any Subsidiary has significant business relations.

The Merger Agreement provides that subject to certain limited exceptions until the Appointment Time neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent:

•	amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares or units (if applicable) of any class of capital stock or other type of equity interest of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or units (as applicable) of such capital stock or other type of equity interest, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of a maximum of 6,628,083 Shares issuable pursuant to Company stock options and Company stock awards outstanding on the date of the Merger Agreement) or (ii) any assets (including intellectual property) of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to the Company or any other Subsidiary;

•	reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for the repurchase or reacquisition of securities in connection with the termination of service of any employee, director or consultant of the Company or any Subsidiary;

•	take any of the following actions or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the following matters:

•	acquire (including, without limitation, by any business combination transaction) any other business organization or any division thereof or acquire any material amount of assets (other than certain licenses of intellectual property of the Company and the Subsidiaries and acquisitions of inventory and supplies that are consistent with past practice);

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances (except for advances of business expenses in the ordinary course of business consistent with past practice), or grant any security interest in any of its assets, except in the ordinary course of business and consistent with past practice;

•	enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

•	authorize any capital expenditure in any manner not reflected in the capital budget of the Company furnished to Parent; or

•	renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its Subsidiaries or, after the consummation of the Offer, Parent or its subsidiaries;

•	hire additional employees, except hiring in the ordinary course of business and consistent with past practice, or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company;

•	grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary;

•	establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for such amendments as may be necessary or desirable to cause any such plan, agreement, trust, fund, policy or arrangement to comply with Section 409A of the Internal Revenue Code so as to avoid the imposition of additional tax with respect thereto;

•	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

•	make any material tax election or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the Subsidiaries as at March 31, 2007 or subsequently incurred in the ordinary course of business and consistent with past practice;

•	amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder in a manner adverse in any material respect to the Company;

•	commence or settle any litigation, suit, claim, action, proceeding or investigation;

•	permit any material item of company registered intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of company registered intellectual property;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Company Board Representation.  The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board), on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions reasonably necessary to cause Purchaser’s designees to be elected as directors of the Company, including increasing the size of the Board or seeking and accepting the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors (or other similar body) of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, (A) the Board shall always have at least two directors who were directors prior to the consummation of the Offer and who are not affiliated with Parent or Purchaser (such directors, the “Continuing Directors”); provided, however, that, if any Continuing Director resigns from the Board or is unable to serve due to death or disability or any other reason, the remaining Continuing Directors shall be entitled to elect or designate such resigning director’s successor to fill the vacancy, and such director shall be deemed to be a Continuing Director and (B) the Company shall use its reasonable best efforts to ensure that at least two members of each committee of the Board and of such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company, shall remain members of such committee of the Board and of such boards and committees of the Subsidiaries. The Merger Agreement also provides that if the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy or vacancies such that there shall be at least two Continuing Directors, who shall thereafter be deemed to be a Continuing Director.

The Merger Agreement provides that, following the Appointment Time and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any agreement or consent to amend the Merger Agreement by the Company, any extension by the Company of the time for the performance, or any waiver, of any of the obligations or other acts of Parent or Purchaser, any waiver of any of the Company’s rights, benefits or privileges under the Merger Agreement, any determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or the Merger, or any approval of any other action by the Company that is reasonably likely to adversely affect the interests of the holders of Shares (other than Parent, Purchaser and their affiliates) with respect to the Merger, will require the concurrence of a majority of the Continuing Directors (or the sole Continuing Director if there shall be only one Continuing Director).

Access to Information.  Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and representatives of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information (“Company Data”) as Parent or Purchaser, through its officers, employees or agents, may reasonably request (it being agreed that the Company and its Subsidiaries shall not be required to furnish any Company Data in any format in which such Company Data did not exist prior to the request therefor by Parent or Purchaser); provided, however, the Company may restrict such access to the extent that (A) any law, applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit such access, or (B) such access would otherwise be in breach of any confidentiality obligation in any agreement or contract or other obligation by which the Company or any of its Subsidiaries is bound. Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

No Solicitation of Transactions.  The Company has agreed that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will not authorize or permit its and its

Subsidiaries’ agents, advisors, investment bankers, financial advisors, attorneys, accountants or other representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of any Transaction Proposal (as defined below);

•	enter into or maintain or continue discussions or negotiations with any person or entity with respect to or in order to obtain a Transaction Proposal; or

•	agree to, approve, endorse or recommend any Transaction Proposal or enter into any letter of intent or other agreement otherwise relating to any Transaction Proposal (except as permitted as described below).

The Company has agreed to notify Parent within one business day if any Transaction Proposal, or any inquiry or contact with any person with respect thereto, is made, specifying the material terms and conditions thereof and the identity of the party making such Transaction Proposal.

“Transaction Proposal” is defined in the Merger Agreement to mean any proposal or offer that relates to any of the following:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary;

•	any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA) or assets of the Company and its Subsidiaries, taken as a whole;

•	any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Subsidiary; or

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Subsidiary.

The Merger Agreement provides that, if at any time prior to the Acceptance Time, the Company receives a written, bona fide Transaction Proposal not solicited in violation of the Merger Agreement or the Exclusivity Agreement described below, the Company may:

•	furnish nonpublic information to the person making the Transaction Proposal and its employees and representatives; and

•	engage in discussions or negotiations with such person and its employees and representatives with respect to the Transaction Proposal,

so long as prior to furnishing such information or entering into such discussions, the Board:

•	determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such Transaction Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);

•	determines, in its good faith judgment after consultation with independent legal counsel, that, in light of such Transaction Proposal, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law;

•	provides written notice to Parent of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action; and

•	obtains from such person an executed confidentiality agreement.

“Superior Proposal” is defined in the Merger Agreement to mean an unsolicited written bona fide offer, which did not result from a breach of the Company’s non-solicit obligations, made by a third party to consummate any Transaction Proposal (i) that the Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be (A) more favorable to the Company’s stockholders from a financial point of view than the Offer and Merger and (B) reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions, and (ii) for which financing, to the extent required, is then committed; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Transaction Proposal shall be deemed to be references to “50%”.

The Company has agreed that neither the Board nor any committee thereof shall:

•	withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction,

•	take any action to make the provisions of Section 203 of Delaware Law inapplicable to any transaction other than the Transactions; or

•	approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Transaction Proposal (any of the foregoing actions, a “Change of Recommendation”).

However, the Merger Agreement provides that if prior to the Acceptance Time, the Board determines, in its good faith judgment after consultation with independent legal counsel, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law, the Board may make a Change of Recommendation, but only if, prior to making such Change of Recommendation:

•	the Board provides written notice to Parent advising Parent that it intends to effect a Change of Recommendation and the manner in which it intends to do so and, if the Board shall have previously received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, providing to Parent copies of the definitive forms of all agreements pertaining to such Superior Proposal;

•	the Board determines, after taking into account any modifications to the terms of the Transactions that are proposed by Parent within three or, in the event that the Company has previously received a Superior Proposal, four business days of Parent’s receipt of written notice from the Company, that a failure to make such Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and

•	if the Board shall have previously received a Superior Proposal, the Company simultaneously terminates the Merger Agreement and pays to Parent the Termination Fee described below in accordance with the Merger Agreement.

The Company has agreed that during the three or four business day period, as the case may be, prior to its effecting a Change in Recommendation, the Company and its employees, officers, directors and representatives will negotiate in good faith with Parent and its employees, officers, directors and representatives regarding any revisions to the terms of the Offer and Merger that are proposed by Parent.

The Merger Agreement does not prohibit the Board from making certain disclosures contemplated by securities laws.

Employee Stock Options and Other Employee Benefits.  The Merger Agreement also provides that, as of the Effective Time, the Company will take all necessary action to terminate the Company’s 2007 Equity Incentive Plan, 2003 Stock Plan, 2001 Nonstatutory Stock Option Plan, 2000 Nonstatutory Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Non-Employee Stock Option Plan, 1997 Paradise Stock Option Plan and 1997 Sage Stock Plan, each as amended through the date of the Merger Agreement (the “Company Stock Plans”). Under the Merger Agreement, neither Parent nor Purchaser nor the Surviving Corporation will assume any Company options to purchase Shares or Company stock awards granted under the Company Stock Plans. At the Effective Time, each outstanding Company stock option that is unexercised and each outstanding Company stock award, whether or not vested or exercisable as of such date, will be cancelled without any action on the part of the holder thereof. Each holder of a Company stock option that is outstanding and unexercised at the Effective Time, whether or not vested or exercisable, and that has an exercise price per Share that is less than the Per Share Amount, and each holder of a Company stock award that is outstanding at the Effective Time, whether or not vested, will be entitled to be paid by the Surviving Corporation, with respect to each Share subject to the Company stock option, an amount in cash equal to the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company stock option, and, with respect to each Share subject to the Company stock award, an amount in cash equal to the Per Share Amount. Any such payment will be subject to all applicable federal, state and local tax withholding requirements.

Under the Merger Agreement, each holder of one or more Company stock options that are outstanding and unexercised at the Effective Time and that were eligible for exchange (the “Eligible Options”) in accordance with the terms of the Company’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated October 18, 2007 (the “Exchange Offer”) will be entitled to be paid by the Surviving Corporation an amount in cash equal to the Per Share Amount for each Share subject to or otherwise issuable pursuant to the restricted stock unit award such holder would have received had he or she tendered all of his or her Eligible Options in the Exchange Offer and been granted restricted stock unit awards in exchange therefor pursuant to the terms of the Exchange Offer. By the terms of the Merger Agreement, all such cash amounts will be paid at the same time or times the corresponding restricted stock unit awards would have otherwise vested pursuant to the Exchange Offer, subject to the same vesting requirements set forth in the Exchange Offer, it being understood that service with Parent, the Surviving Corporation or any of their respective subsidiaries will constitute the provision of services for the purposes of vesting in the right to receive the cash payments contemplated hereby.

The Company has agreed to take all necessary actions to shorten any pending offering period under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) and establish a new exercise date prior to the expiration of the Offer, as of a date selected by Parent (the “ESPP Date”). After the ESPP Date, all offering and purchase periods pending under the ESPP will be terminated and no new offering or purchasing periods will be commenced. In addition, the Company has agreed to take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of the Merger Agreement, to existing participants and existing participation levels.

Parent has agreed that, after the Effective Time, it will cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees, consultants or directors of the Company or any of its Subsidiaries. Following the Effective Time, Parent has agreed to give each Company employee credit for prior service with the Company or its Subsidiaries, including predecessor employers, for purposes of (i) eligibility and vesting under any employee benefit plan of Parent or its applicable subsidiary in which such employee becomes eligible to participate at or following the Effective Time, and (ii) determination of benefits levels under any vacation or severance plan of Parent or its subsidiaries in which such employee becomes eligible to participate at or following the Effective Time. Parent has agreed to give credit under those of its and its subsidiaries’ welfare benefit plans in which Company employees and their eligible dependents become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Company employees and their eligible dependents, in respect of the plan year in which the Effective Time occurs or the plan year in which such individuals are transitioned to such plans from the corresponding Plans, and Parent has agreed to waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable, except as would also be applicable under the corresponding Plans, to Company employees and their eligible dependents under the employee heath plans of Parent and its subsidiaries, including medical, dental, vision and prescription drug plans, in which such individuals become eligible to participate at or following the Effective Time.

Directors’ and Officers’ Indemnification Insurance.  From and after the Effective Time, Parent and the Surviving Corporation have agreed to maintain in effect in all respects the current obligations of the Company pursuant to any indemnification agreements between the Company and its directors, officers and employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Certificate of Incorporation and By-laws of the Company as in effect on the date of the Merger Agreement. The Merger Agreement further provides that the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are no less favorable to the Indemnified Parties than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification is required by law and then only to the minimum extent required by law.

The Merger Agreement also provides that Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $905,063 in the aggregate); provided, however, that, if the annual premiums for such insurance exceed such amount or in the event of an expiration, termination or cancellation of such current policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums; provided, further that Parent and the Surviving Corporation may satisfy their respective obligations by obtaining, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which, including coverage, amount and creditworthiness of the issuer, are no less favorable to such directors and officers than the insurance coverage otherwise required by the Merger Agreement. In such event, the Merger Agreement provides that Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for the six-year tail period; provided that in no event shall the Surviving Corporation pay a premium for such “tail” policy that in the aggregate exceeds $2,000,000.

Further Action; Reasonable Best Efforts.  The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade laws with respect to the Merger Agreement or the transactions contemplated thereby and (ii) use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

The Merger Agreement also provides that each of Parent, Purchaser and the Company will cooperate and use their respective reasonable best efforts to vigorously contest and resist any litigation or other legal proceeding, including administrative or judicial actions, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits consummation of the Merger including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

Representations and Warranties.  In the Merger Agreement, Parent and Purchaser, on one hand, and the Company on the other hand have made certain representations and warranties to each other. The Merger Agreement has been included with the Schedule TO to provide investors with information regarding its terms and is not intended to provide any other factual information about Parent, Purchaser or the Company. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in a confidential disclosure letter that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Parent’s or the Company’s public disclosures. For the foregoing reasons, holders of Shares should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The Company’s representations and warranties relate to, among other things:

•	the Company’s and its subsidiaries’ organization, standing and qualification to do business;

•	the Company’s subsidiaries;

•	the Company’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the Company’s capitalization, including in particular the number of Shares outstanding and the number of Shares issuable pursuant to outstanding Company stock options and stock awards;

•	the inapplicability of anti-takeover laws to the transactions contemplated by the Merger Agreement or any anti-takeover provision in the Company’s charter documents;

•	the amendment of the Company’s “Rights Agreement” to permit the execution of the Merger Agreement and the consummation of the Offer and the Merger without triggering any event under the Rights Agreement that would adversely affect Parent or Purchaser.

•	the enforceability of the Merger Agreement against the Company;

•	the absence of violations of or conflicts with the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Offer and the Merger;

•	permits and compliance with applicable legal requirements;

•	the timeliness and compliance with requirements of the Company’s SEC filings since March 31, 2005, including the accuracy and compliance with requirements of the financial statements contained therein;

•	the consolidated financial position of the Company and its Subsidiaries;

•	the absence of undisclosed liabilities;

•	the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002;

•	the accounts receivable and payable of the Company and its Subsidiaries;

•	the absence of certain changes or events since March 31, 2007;

•	legal proceedings and governmental orders;

•	matters relating to employee benefit plans, employment agreements and labor;

•	compliance with applicable securities law of the information supplied by the Company for inclusion in filings made with the SEC in connection with the Offer and the Merger;

•	leased and owned properties;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	material contracts and performance of obligations thereunder;

•	customers and suppliers;

•	the Company’s products and services

•	insurance;

•	certain business practices and related party transactions;

•	the approval of the Compensation Committee of the Company’s board of directors of certain employment arrangements;

•	the absence of certain transactions between the Company and any director, officer or other affiliate of the Company;

•	the absence of undisclosed brokers’ fees; and

•	the receipt by the Company’s board of directors of a fairness opinion from Goldman Sachs.

Many of the Company’s representations and warranties are qualified by a “Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Material Adverse Effect” means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes, and effects, is or is reasonably likely to (i) be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. However, no event, circumstance, change or effect resulting from any of the following will be considered in determining whether a Material Adverse Effect has occurred:

•	changes, after the date of the Merger Agreement, in general economic or political conditions or the conditions of the financial markets in the United States or in any other country;

•	general changes, after the date of the Merger Agreement, in the industries in which the Company and its Subsidiaries operate;

•	changes, after the date of the Merger Agreement, in law or in Generally Accepted Accounting Principles (or the interpretation thereof by any governmental authority);

•	acts of terrorism or war, earthquakes, fires or other force majeure events;

except to the extent that any of the foregoing affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other entities operating in the industry or industries in which the Company and its Subsidiaries operate.

In addition, no event, circumstance, change or effect resulting from any of the following will be considered in determining whether a Material Adverse Effect has occurred:

•	the public announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

•	any failure by the Company to take any action prohibited by the Merger Agreement or the taking by the Company of any action that Parent has approved in advance or requested in writing;

•	any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of the Merger Agreement or the transaction contemplated thereby;

•	any change, in and of itself, in the Company’s stock price or the trading volume of the Company’s stock;

•	any failure, in and of itself, by the Company to meet any published analyst estimates of the Company’s revenue, earnings or results of operations for any period or any failure, in and of itself, by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or results of operations (with respect to the matters described in this bullet point and the preceding bullet point the Merger Agreement provides that the facts or occurrences giving rise or contributing to any such change or failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect).

The Merger Agreement also contains various representations and warranties made by Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	Parent’s and Purchaser’s organization, standing and qualification to do business;

•	Parent’s and Purchaser’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against Parent and Purchaser;

•	the absence of violations of or conflicts with Parent’s and Purchaser’s governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Offer and the Merger;

•	sufficiency of funds to consummate the Offer and the Merger and perform Purchaser’s obligations under the Merger Agreement;

•	compliance with applicable securities law of the information supplied by Parent and Purchaser for inclusion in filings made with the SEC in connection with the Offer and the Merger; and

•	the absence of undisclosed brokers’ fees.

Conditions to the Merger.  Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

•	if and to the extent required by Delaware Law, the Merger Agreement and the Merger shall have been adopted by the affirmative vote of the stockholders of the Company;

•	no governmental authority of competent jurisdiction shall have enacted any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and

•	Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination.  The Merger Agreement may be terminated and the Merger and the Offer may be abandoned at any time prior to the Acceptance Time in the following circumstances:

•	by mutual written consent of Parent, Purchaser and the Company; or

•	by any of Parent, Purchaser or the Company if:

•	the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Shares pursuant to the Offer on or before March 15, 2008 (the “Initial Termination Date”); provided, however, that in the event that the Antitrust Condition shall not have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date until May 15, 2008; or

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger, which injunction, order, decree or ruling is final and nonappealable;

•	by Parent, if:

•	the Company shall have breached the Merger Agreement, such that the conditions to the Offer set forth in Section 14, clause (e) regarding the Company’s representations or warranties in the Merger Agreement, or Section 14, clause (f) regarding covenants and agreements of the Company contained in the Merger Agreement, respectively, would not be satisfied (and such breach is not cured within 45 days following notice of such breach);

•	prior to the Acceptance Time, the Board or any committee thereof shall have approved or recommended a Change of Recommendation;

•	prior to the Acceptance Time, the Company shall have suffered a material adverse effect, which shall not have been cured within 45 calendar days following notice thereof from Parent;

•	by the Company, if:

•	Parent or Purchaser shall have breached any covenant, agreement, representation or warranty, but only to the extent that such breach would prevent or materially delay the ability of Parent or Purchaser to consummate the Offer or the Merger (and such breach is not cured within 45 days following notice of such breach);

•	it makes a Change of Recommendation in order to enter into an agreement for a Superior Proposal in compliance with its non-solicit obligations under the Merger Agreement.

Effect of Termination.  In the event of the termination of the Merger Agreement, the Merger Agreement will become void, and there will be no liability on the part of any party thereto, except (i) as set forth below under the section entitled “Fees and Expenses” and (ii) nothing in the Merger Agreement will relieve any party from liability for any intentional and material breach thereof prior to the date of such termination, provided, however, that certain confidentiality obligations will survive any termination of the Merger Agreement.

Fees and Expenses.  The Company will be required to pay a $11,650,000 million termination fee (the “Termination Fee”) to Parent if the Merger Agreement is terminated:

•	by the Company in order to accept a Superior Proposal; or

•	by Parent or Purchaser following a Change of Recommendation by the Company.

The Company will also be required to pay the Termination Fee to Parent if:

•	the Merger Agreement is terminated by Parent, Purchaser or the Company as a result of a failure to complete the Offer prior to the Initial Termination Date or the Extended Termination Date or, as applicable, by Parent or Purchaser following a breach of any representation, warranty, covenant or agreement such that the conditions to the Offer remain unsatisfied after the 45 day cure period,

•	at the time of such termination, the Company has breached any of its covenant or agreements not to solicit alternative transactions or has intentionally and materially breached any other covenant, agreement, representation or warranty of the Company in the Merger Agreement;

•	at the time of such termination, Parent and Purchaser have complied, in all material respects, with their respective obligations under the Merger Agreement;

•	following the execution of the Merger Agreement and prior to the termination of the Merger Agreement, a third party has made a Transaction Proposal and has not withdrawn such Transaction Proposal; and

•	within twelve (12) months following the termination of the Merger Agreement, either a Transaction Proposal is consummated or the Company enters into a definitive agreement providing for a Transaction Proposal and such Transaction Proposal is later consummated.

In addition, the Company will also be required to pay the Termination Fee to Parent if:

•	the Merger Agreement is terminated by Parent, Purchaser or the Company as a result of a failure to complete the Offer prior to the Initial Termination Date or the Extended Termination Date, as applicable;

•	at the time of such termination, all conditions to the Offer, other than the Minimum Condition are satisfied;

•	following the date of the Merger Agreement and prior to the termination of the Merger Agreement, a third party publicly makes a Transaction Proposal and has not publicly withdrawn such Transaction Proposal;

•	within twelve months following the termination of the Merger Agreement, either a Transaction Proposal is consummated or the Company enters into a definitive agreement providing for a Transaction Proposal and such Transaction Proposal is later consummated.

Except as set forth in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such expenses, whether or not any transaction contemplated hereby or thereby is consummated.

Employment Agreement with Mr. Elias Antoun

The following is a summary of certain provisions of the Employment Agreement entered into by Parent and Mr. Elias Antoun, Chief Executive Officer and President of the Company. This summary is qualified in its entirety by reference to the Employment Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Schedule TO filed by Purchaser and Parent with the Commission in connection with the Offer. The Employment Agreement may be examined and copies may be obtained at the places set forth in Section 7.

On December 10, 2007, in connection with the execution of the Merger Agreement, Elias Antoun, President and Chief Executive Officer of Genesis entered into a letter agreement (the “Letter Agreement”) with Parent, pursuant to which Parent offered Mr. Antoun employment effective as of the Acceptance Time (as defined in the Merger Agreement). Mr. Antoun will serve as Group Vice President, TV and Monitors Division General Manager of Parent. In the event that the Acceptance Time does not occur, the Letter Agreement will be null and void. Mr. Antoun’s employment with Parent is an at-will employment arrangement whereby either Parent or Mr. Antoun may terminate Mr. Antoun’s employment with Parent at any time, with or without reason. If Mr. Antoun’s employment is terminated on or prior to December 31, 2009, other than for cause, he will be entitled to receive his base salary and health insurance coverage for 12 months, as well as prorated payments of his annual bonus and a portion of his special performance bonus for the year.

Pursuant to the terms of the Letter Agreement, Mr. Antoun will receive a base salary of $400,000 per year. In addition, Mr. Antoun will be eligible to (i) participate in Parent’s annual bonus plan and, subject to the terms of the annual bonus plan, to receive payment of an annual bonus of up to 30% of his base salary, (ii) receive special performance-based bonuses for each of the 2008, 2009 and 2010 calendar years of up to 30% of base salary for 2008, 25% of base salary for 2009 and 20% of base salary for 2010, based on the achievement of agreed upon performance goals and (iii) receive an employee retention bonus of up to 25% of base salary for 2008 and 20% of base salary for 2009, based on the achievement of specified employee retention goals for the applicable year. A portion of the performance bonuses will be automatically deferred and paid in 2011 and the employee retention bonus will be paid in 2010. Mr. Antoun will also be eligible to receive an award under Parent’s performance share plan of 7,500 common shares of Parent for each of 2008, 2009 and 2010, as well as a monthly car allowance.

Confidentiality and Exclusivity Agreements

The following summaries of the Confidentiality Agreement and the Exclusivity Agreement are qualified in their entirety by reference to the Confidentiality Agreement and the Exclusivity Agreement, which are incorporated herein by reference and a copies of which are filed as exhibits to the Schedule TO that Parent and Purchaser have filed with the SEC. The Confidentiality Agreement and the Exclusivity Agreements may be examined and copies may be obtained in the manner set forth in Section 7.

The Company and Parent entered into a Confidentiality Agreement, dated November 14, 2007 (the “Confidentiality Agreement”), to allow the exchange of information in connection with the exploration of a possible transaction between Parent and the Company. Under the Confidentiality Agreement, the parties agreed, subject to certain exceptions, to keep confidential any non-public information provided by the other party and Parent and the Company agreed to certain “standstill” provisions.

The Company and Parent also entered into an exclusivity agreement, dated November 14, 2007 (the “Exclusivity Agreement”). Under the Exclusivity Agreement, the Company agreed that through the earlier of

(i) the execution of a definitive transaction agreement and (ii) 11:59 p.m. on December 6, 2007, the Company and its Subsidiaries and their respective employees, affiliates, agents and representatives, would not:

•	solicit inquiries, proposals or offers from any third party relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any Subsidiary,

•	enter into any business combination agreement;

•	enter into any other extraordinary business transaction outside the ordinary course of business involving or otherwise relating to the Company; or

•	participate in any discussions, conversations, negotiations or other communications with any other person regarding, or furnish to any other Person any information with respect to, any of the foregoing.

11.	Purpose of the Offer; Plans for the Company After the Offer and the Merger.

Purpose of the Offer.  The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, has approved and authorized the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and approval of the Merger without the affirmative vote of any other stockholder.

In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law in order to consummate the Merger. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

The Merger Agreement provides that, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as satisfies the Minimum Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser’s ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company’s conduct of its business and operations.

Short-Form Merger.  Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Merger Option, or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company’s stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Merger Option, or otherwise, and a vote of the Company’s stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law (“Section 262”) will have the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, “to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern,” to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights under Delaware Law. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of Delaware Law.

Going Private Transactions.  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company.  It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing exploitation of the Company’s potential in conjunction with Parent’s businesses. It is expected that the business and operations of the Company would form an important part of Parent’s future business plans.

Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its Subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s present indebtedness, capitalization or dividend rate or policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.	Dividends and Distributions.

As discussed in Section 10, pursuant to the Merger Agreement, without the prior approval of Parent, the Company has agreed not to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary.

13.	Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Merger.

Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq’s published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 750,000, the number of holders of Shares falls below 400 or the market value of such publicly held Shares is not at least $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations.  The Shares are currently “margin securities”, as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities”.

14.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act or the antitrust laws the People’s Republic of China, the Federal Republic of Germany, the Republic of Hungary and the Republic of Korea shall not have expired or been terminated prior to the expiration of the Offer or (iii) prior to the Expiration Date, any of the following conditions shall exist and be continuing:

(a) there shall have been instituted or be pending any litigation, suit, claim, action, proceeding or investigation by any governmental authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, the purchase of Shares pursuant to the Merger Option, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries as a result of any of the transactions contemplated by the Merger Agreement, to divest or to hold separate, or enter into any licensing or similar arrangement with respect to, all or any portion of the business or assets (whether tangible or intangible) of the Company, Parent or any of their subsidiaries, that is material to either Parent and its subsidiaries or the Company and its subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or the Merger Option or otherwise on all matters properly presented to the Company’s stockholders including, without limitation, the adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would have a Material Adverse Effect;

(b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the transactions contemplated by the Merger Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act or foreign antitrust laws to the Offer or the Merger, that is reasonably likely to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(d) any Material Adverse Effect shall have occurred since the date of the Merger Agreement;

(e) (i) the representations and warranties of the Company contained in Section 4.03(a)(Capitalization) of the Merger Agreement shall not be true and correct (except for inaccuracies regarding the number of Shares, Company stock options or Company stock awards that in the aggregate are less than 0.5% of the outstanding Shares on a diluted basis as of the date of the Merger Agreement and calculated in accordance with the Merger

Agreement), or (ii) the representations and warranties of the Company contained in Section 4.14 (Intellectual Property) of the Merger Agreement shall not be true and correct in all material respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) or (iii) the representations and warranties of the Company contained in any other section of the Merger Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), in each of cases (i), (ii) and (iii), as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct in all material respects as of such dates is not material to the business of the Company and the Subsidiaries as currently conducted, taken as a whole, and in the case of clause (iii), where the failure of such representations and warranties to be true and correct as of such dates, has not had a Material Adverse Effect;

(f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

(g) the Merger Agreement shall have been terminated in accordance with its terms; or

(h) the Company shall not have furnished Parent immediately prior to the expiration of the Offer with a certificate signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer attesting to the conditions set forth in items (e) and (f) above;

and which, in the reasonable and good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

15.	Certain Legal Matters and Regulatory Approvals.

General.  Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent and representatives of the Company during Parent’s investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

State Takeover Laws.  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 10, 2007, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, the Offer and the Merger and determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and, taken together, are fair to, and in the best interests of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

Pursuant to the HSR Act, Parent will file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration or earlier termination of a 15-calendar day waiting period following the filing by Parent. Since Purchaser has not yet filed its Premerger Notification and Report Form, Purchaser does not yet know when the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the

HSR Act, the Offer shall be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

Non-US regulatory approvals.  Based on publicly available information concerning the Company, Parent has determined that pre-merger filings may be required in certain other jurisdictions, including, without limitation, the People’s Republic of China, the Federal Republic of Germany, the Republic of Hungary, and the Republic of Korea, and intends to make any necessary filings promptly after the date of this Offer to Purchase. Upon notification, the respective competition authorities’ initial review of the Offer is typically complete within the following time periods: the People’s Republic of China — 30 working days; the Federal Republic of Germany — one month; and the Republic of Hungary — 45 days. For the Republic of Korea, which has a post-closing waiting period, the review period is 30 days. However, there can be no assurance that non-US regulatory authorities may not extend the initial review period, or challenge the Offer. If such a challenge is made, there can be no assurance as to what the result would be.

16.	Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Morgan Stanley & Co. Incorporated (“Morgan Stanley”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay Morgan Stanley reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of Morgan Stanley as Dealer Manager). Parent has also agreed to reimburse Morgan Stanley for the expenses incurred by Morgan Stanley, including the fees and expenses of legal counsel, and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and Mellon Investor Services LLC, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

SOPHIA ACQUISITION CORP.

Dated: December 18, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

1.	Directors and Executive Officers of Parent.

Supervisory Board

The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each member of the Supervisory Board of Parent. The current business address of each person is 39, Chemin du Champ-des-Filles, 1228 Plan-les-Ouates, Geneva, Switzerland. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Gérald Arbola	Mr. Arbola, a French citizen, was appointed to the Supervisory Board at the 2004 annual shareholders’ meeting and was reelected at the 2005 annual shareholders’ meeting. Mr. Arbola was appointed the Chairman of the Supervisory Board on March 18, 2005. Mr. Arbola previously served as Vice Chairman of the Supervisory Board from April 23, 2004 until March 18, 2005. Mr. Arbola is also Chairman of the Supervisory Board’s Compensation Committee and Strategic Committee, and serves on its Nominating and Corporate Governance Committee. Mr. Arbola is now Managing Director of Areva S.A., where he had also served as Chief Financial Officer, and is a member of the Executive Board of Areva since his appointment on July 3, 2001. Mr. Arbola is currently a member of the boards of directors of AREVA NC, AREVA NP, and Areva T&D Holdings. Mr. Arbola is a graduate of the Institut d’Etudes Politiques de Paris and holds an advanced degree in economics.
Bruno Steve	Mr. Steve, an Italian citizen, has been a member of the Supervisory Board since 1989 and was appointed Vice Chairman of the Supervisory Board on March 18, 2005. He previously served as Chairman of the Supervisory Board from March 27, 2002 through March 18, 2005, from July 1990 through March 1993, and from June 1996 until May 1999. He also served as Vice Chairman of the Supervisory Board from 1989 to July 1990 and from May 1999 through March 2002. Mr. Steve serves on the Supervisory Board’s Compensation Committee as well as on its Nominating and Corporate Governance and Strategic Committees. He was with Istituto per la Ricostruzione Industriale-IRI S.p.A. (“IRI”), a former shareholder of Finmeccanica, Finmeccanica and other affiliates of I.R.I. in various senior positions for over 17 years. Mr. Steve is currently Chairman of Statutory Auditors of Selex S. & A. S. S.p.A., Chairman of Surveillance Body of Selex S. & A. S. S.p.A. and member of Statutory Auditors of Pirelli Tyres S.p.A. He is also a professor at LUISS Guido Carli University in Rome.
Matteo del Fante	Mr. del Fante, an Italian citizen, was appointed to the Supervisory Board at the 2005 annual shareholders’ meeting. Mr. del Fante is also a non-voting observer on its Audit Committee. Mr. del Fante has served as the Chief Financial Officer of CDP in Rome since the end of 2003. Prior to joining CDP, Mr. del Fante held several positions at JPMorgan Chase in London, England, where he became Managing Director in 1999. During his 13 years with JPMorgan Chase, Mr. del Fante worked with large European clients on strategic and financial operations. Mr. del Fante obtained his degree in Economics and Finance from Università Bocconi in Milan in 1992, and followed graduate specialization courses at New York University’s Stern Business School.

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Tom de Waard	Mr. Waard, a citizen of the Netherlands, has been a member of the Supervisory Board since 1998. Mr. de Waard was appointed Chairman of the Audit Committee by the Supervisory Board in 1999 and Chairman of the Nominating and Corporate Governance Committee in 2004 and 2005, respectively. He also serves on the Supervisory Board’s Compensation Committee. Mr. de Waard has been a partner of Clifford Chance, a leading international law firm, since March 2000 and was the Managing Partner of Clifford Chance Amsterdam office from May 1, 2002 until May 1, 2005. From January 1, 2005 to January 1, 2007 he was a member of the Management Committee of Clifford Chance. Prior to joining Clifford Chance, he was a partner at Stibbe, where he held several positions since 1971 and gained extensive experience working with major international companies, particularly with respect to corporate finance. He is a member of the Amsterdam bar and was President of the Netherlands Bar Association from 1993 through 1995. He received his law degree from Leiden University in 1971. Mr. de Waard is a member of the Supervisory Board of BE Semiconductor Industries N.V. (“BESI”) and of its audit and nominating committees. He is also chairman of BESI’s compensation committee. Mr. de Waard is a member of the board of the foundation “Stichting Sport en Zaken”.
Douglas Dunn	Mr. Dunn, a U.K. citizen, has been a member of the Supervisory Board since 2001. He is a member of its Audit Committee since such date. He was formerly President and Chief Executive Officer of ASML Holding N.V. (“ASML”), an equipment supplier in the semiconductor industry, a position from which he retired effective October 1, 2004. Mr. Dunn was appointed Chairman of the Board of Directors of ARM Holdings plc (United Kingdom) in October 2006. In 2005, Mr. Dunn was appointed to the boards of Philips-LG LCD (Korea) and TomTom N.V. (Netherlands), and also serves as a non-executive director on the board of SOITEC (France). He is also a member of the audit committees of ARM Holdings plc, SOITEC and TomTom N.V. In 2005, Mr. Dunn resigned from his position as a non-executive director on the board of Sendo plc (United Kingdom). Mr. Dunn was a member of the Managing Board of Royal Philips Electronics in 1998. From 1996 to 1998 he was Chairman and Chief Executive Officer of Philips Consumer Electronics and from 1993 to 1996 Chairman and Chief Executive Officer of Philips Semiconductors (now NXP Semiconductors). From 1980 to 1993 he held various positions at Plessey Semiconductors.
Didier Lamouche	Mr. Lamouche, a French citizen, has been a member of the Supervisory Board since 2006. Mr. Lamouche is currently a non-voting observer on the Audit Committee of the Supervisory Board. Dr. Lamouche is a graduate of Ecole Centrale de Lyon and holds a PhD in semiconductor technology. He has 25 years experience in the semiconductor industry. Dr. Lamouche started his career in 1984 in the R&D department of Philips before joining IBM Microelectronics where he held several positions in France and the United States. In 1995, he became Director of Operations of Motorola’s Advanced Power IC unit in Toulouse (France). Three years later, in 1998, he joined IBM as General Manager of the largest European semiconductor site in Corbeil (France) to lead its turnaround and transformation into a joint venture between IBM and Infineon: Altis Semiconductor. He managed Altis Semiconductor as CEO for four years. In 2003, Dr. Lamouche rejoined IBM and was the Vice President for Worldwide Semiconductor Operations based in New York (United States) until the end of 2004. Since December 2004, Dr. Lamouche has been the Chairman and CEO of Groupe Bull, a France-based global company operating in the IT sector. He is also a member of the Board of Directors of CAMECA and SOITEC.

2

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Didier Lombard	Mr. Lombard, a French citizen, was first appointed to the Supervisory Board at the 2004 annual shareholders’ meeting and was reelected at the 2005 annual shareholders’ meeting. He serves on the Compensation and Strategic Committees of the Supervisory Board. Mr. Lombard was appointed Chairman and Chief Executive Officer of France Telecom in March 2005. Mr. Lombard began his career in the Research and Development division of France Telecom in 1967. From 1989 to 1990, he served as scientific and technological director at the Ministry of Research and Technology. From 1991 to 1998, he served as General Director for industrial strategies at the French Ministry of Economy, Finances and Industry, and from 1999 to 2003 he served as Ambassador at large for foreign investments in France and as President of the French Agency for International Investments. From 2003 through February 2005, he served as France Telecom’s Senior Executive Vice President in charge of technologies, strategic partnerships and new usages and as a member of France Telecom’s Executive Committee. Mr. Lombard also spent several years as Ambassador in charge of foreign investment in France. Mr. Lombard is also Chairman of the Board of Directors of Orange and a member of the Board of Directors of Thales and Thomson, as well as a member of the Supervisory Board of Radiall. Mr. Lombard is a graduate of the Ecole Polytechnique and the Ecole Nationale Supérieure des Télécommunications.
Raymond Bingham	Mr. Bingham, a U.S. citizen, was appointed to the Supervisory Board at the 2007 annual shareholders’ meeting and serves on the Audit Committee. Since November, 2006, Mr. Bingham has been a Managing Director of General Atlantic LLC, a global private equity firm. From August 2005 to October 2006, Mr. Bingham was a private investor. Mr. Bingham was Executive Chairman of the Board of Directors of Cadence Design Systems Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005, and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004, and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a Director of Oracle Corporation, Flextronics International, Ltd., and KLA-Tencor Corporation.
Alessandro Ovi	Mr. Ovi, an Italian citizen, was appointed to the Supervisory Board at the 2007 annual shareholders’ meeting, and serves on the Strategic Committee. Previously, he was a member of the Supervisory Board from 1994 until his term expired at our annual general shareholders’ meeting on March 18, 2005. He has been Special Advisor to the President of the European Community for five years. Mr. Ovi received a doctoral degree in Nuclear Engineering from the Politecnico in Milan and a Master’s Degree in Operations Research from the Massachusetts Institute of Technology. He has served on the boards of Telecom Italia S.p.A, Finmeccanica SpA, and Alitalia SpA. Until April 2000, Mr. Ovi was the Chief Executive Officer of Tecnitel S.p.A., a subsidiary of Telecom Italia Group. Prior to joining Tecnitel S.p.A., Mr. Ovi was the Senior Vice President of International Affairs and Communications at I.R.I.

3

Executive Officers

The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each Executive Officer of Parent. The current business address of each person is 39, Chemin du Champ-des-Filles, 1228 Plan-les-Ouates, Geneva, Switzerland. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Carlo Bozotti	Carlo Bozotti, an Italian citizen, is our President, Chief Executive Officer and the sole member of our Managing Board. As CEO, Mr. Bozotti chairs our Executive Committee. Prior to taking on this new role at the 2005 annual shareholders’ meeting, Mr. Bozotti served as Corporate Vice President, MPG since August 1998. Mr. Bozotti joined SGS Microelettronica in 1977 after graduating in Electronic Engineering from the University of Pavia. Mr. Bozotti served as Product Manager for the Industrial, Automotive and Telecom products in the Linear Division and as Business Unit Manager for the Monolithic Microsystems Division from 1987 to 1988. He was appointed Director of Corporate Strategic Marketing and Key Accounts for the Headquarters Region in 1988 and became Vice President, Marketing and Sales, Americas Region in 1991. Mr. Bozotti served as Corporate Vice President, MPG from August 1998 through March 2005, after having served as Corporate Vice President, Europe and Headquarters Region from 1994 to 1998.
Alain Dutheil	Alain Dutheil, a French citizen, was appointed Chief Operating Officer in 2005, with the endorsement of the Supervisory Board. He is also the Vice Chairman of our Corporate Executive Committee. Prior to his appointment as COO, he served as Corporate Vice President, Strategic Planning and Human Resources from 1994 and 1992, respectively. After graduating in Electrical Engineering from the Ecole Supérieure d’Ingénieurs de Marseille (“ESIM”), Mr. Dutheil joined Texas Instruments in 1969 as a Production Engineer, becoming Director for Discrete Products in France and Human Resources Director in France in 1980 and Director of Operations for Portugal in 1982. He joined Thomson Semiconductors in 1983 as General Manager of a plant in Aix-en-Provence, France and then became General Manager of SGS-Thomson Discrete Products Division. From 1989 to 1994, Mr. Dutheil served as Director for Worldwide Back-end Manufacturing, in addition to serving as Corporate Vice President for Human Resources from 1992 until 2005.
Laurent Bosson	Laurent Bosson, a French citizen, is currently Executive Vice President of Front-End Technology and Manufacturing. He is also a member of our Corporate Executive Committee. He served as Corporate Vice President, Front-end Manufacturing and VLSI Fabs from 1989 to 2004 and from 1992 to 1996 he was given additional responsibility as President and Chief Executive Officer of our operations in the Americas. Mr. Bosson remains Chairman of the Board of STMicroelectronics Inc., our affiliate in the United States. Mr. Bosson received a masters’ degree in Chemistry from the University of Dijon in 1969. He joined Thomson-CSF in 1964 and has held several positions in engineering and manufacturing. In 1982, Mr. Bosson was appointed General Manager of the Tours and Alençon facilities of Thomson Semiconducteurs. In 1985, he joined the French subsidiary of SGS Microelettronica as General Manager of the Rennes, France manufacturing facility.

4

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Andrea Cuomo	Andrea Cuomo, an Italian citizen, is currently Executive Vice President for the Advanced System Technology Group and Chief Strategy Officer. Mr. Cuomo is also a member of our Corporate Executive Committee. After studying at Milano Politecnico in Nuclear Sciences, with a special focus on analog electronics, Mr. Cuomo joined us in 1983 as a System Testing Engineer, and from 1985 to 1989 held various positions to become Marketing Manager in the automotive, computer and industrial product segment. In 1989, Mr. Cuomo was appointed Director of Strategy and Market Development for the Dedicated Products Group, and in 1994 became Vice President responsible for Marketing and Strategic Accounts within the Headquarters Region. In 1998, Mr. Cuomo was appointed as Vice President responsible for Advanced System Technology and in 2002, Mr. Cuomo was appointed as Corporate Vice President and Advanced System Technology General Manager. In 2004, he was given the additional responsibility of serving as our Director of Strategic Planning and was promoted to Executive Vice President.
Carlo Ferro	Carlo Ferro, an Italian citizen, is Executive Vice President and Chief Financial Officer. He is also a member of our Executive Committee. Mr. Ferro has served as our CFO since May 2003. Mr. Ferro graduated with a degree in Business and Economics from the LUISS Guido Carli University in Rome, Italy in 1984, and has a professional qualification as a Certified Public Accountant. From 1984 through 1996, Mr. Ferro held a series of positions in finance and control at Istituto per la Ricostruzione Industriale-IRI S.p.A. (“IRI”), and Finmeccanica. Mr. Ferro served as one of our Supervisory Board Controllers from 1992 to 1996. Mr. Ferro was also a part-time university professor of Planning and Control until 1996. From 1996 to 1999, Mr. Ferro held positions at EBPA NV, a process control company listed on the NYSE, rising to Vice President Planning and Control and principal financial officer. Mr. Ferro joined us in June 1999 as Group Vice President Corporate Finance, overseeing finance and accounting for all affiliates worldwide, and served as Deputy CFO from April 2002 through April 2003. Mr. Ferro has been designated by us to serve as the statutory auditor for DNP Europe Srl, one of our joint venture partners.
Philippe Geyres	Philippe Geyres, a French citizen, served as our Executive Vice President for HPC until the end of 2006. He also served on our Executive Committee. He served as Corporate Vice President and General Manager of our former Consumer and Microcontroller Group (formerly Programmable Products Group) from 1990 until 2004. Mr. Geyres graduated from the École Polytechnique in 1973 and began his career with IBM in France before joining Schlumberger Group in 1980 as Data Processing Director. He was subsequently appointed Deputy Director of the IC Division at Fairchild Semiconductors. Mr. Geyres joined Thomson Semiconducteurs in 1983 as Director of the Bipolar Integrated Circuits Division. He was appointed Strategic Programs Director in 1987 and, later the same year, became our Corporate Vice President, Strategic Planning until 1990.

5

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Carmelo Papa	Carmelo Papa, an Italian citizen, is our Executive Vice President and General Manager of our Industrial & Multisegment Sector. He is also a member of our Corporate Executive Committee. He received his degree in Nuclear Physics at Catania University. Mr. Papa joined us in 1983 and in 1986 was appointed Director of Product Marketing and Customer Service for Transistors and Standard ICs. In 2000, Mr. Papa was appointed Corporate Vice President, Emerging Markets and in 2001, he took on additional worldwide responsibility for our Electronic Manufacturing Service to drive forward this new important channel of business. From January 2003 through December 2004, he was in charge of formulating and leading our strategy to expand our customer base by providing dedicated solutions to a broader selection of customers, one of our key growth areas. In 2005, he was named Corporate Vice President, MPA.
Tommi Uhari	Tommi Uhari, a Finnish citizen, was promoted to Executive Vice President and General Manager of the Mobile, Multimedia & Communications Group in January 2007. Mr. Uhari is also a member of our Executive Committee. After graduating from the University of Oulu with a Master’s degree in Industrial Engineering and Management, Mr. Uhari worked at Nokia in various R&D and management positions. He started as a design engineer, working on digital ASICs for mobile phones. In 2004, he was promoted Vice President, Head of Wireless platforms. Mr. Uhari joined our Company in 2006 as the Manager of the Personal Multimedia Group.
Enrico Villa	Enrico Villa, an Italian citizen, is currently Executive Vice President, Europe Region. He also serves on our Executive Committee, representing the sales and marketing functions. He was appointed Corporate Vice President, Europe Region on January 1, 2000, after having served as Corporate Vice President, Region 5 (now Emerging Markets) from January 1998 through 2000. Mr. Villa has served in various capacities within our management since 1967 after obtaining a degree in Business Administration from the University of Milan and has 40 years of experience in the semiconductor industry. He is currently President of the European Electronics Components Association (“EECA”) as well as Chairman for Europe at the Joint Steering Committee of the World Semiconductor Council.
Georges Auguste	Georges Auguste, a French citizen, has served as Corporate Vice President, Total Quality and Environmental Management since 1999. Mr. Auguste received a degree in Engineering from the Ecole Supérieure d’Electricité (“SUPELEC”) in 1974 and a diploma in Business Administration from Caen University in 1976. Prior to joining us, Mr. Auguste worked with Philips Components from 1974 to 1986, in various positions in the field of manufacturing. From 1990 to 1997, he headed our operations in Morocco, and from 1997 to 1999, Mr. Auguste served as Director of Total Quality and Environmental Management.
Gian Luca Bertino	Gian Luca Bertino, an Italian citizen, graduated in 1985 in Electronic Engineering from the Polytechnic of Turin. From 1986 to 1997 he held several positions within the Research and Development organization of Olivetti’s semiconductor group before joining ST in 1997. He was Group Vice President, Peripherals, General Manager of our Data Storage Division within the Telecommunications, Peripherals and Automotive (TPA) Groups, until he was appointed Corporate Vice President, CPG.

6

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Ugo Carena	Ugo Carena, an Italian citizen, graduated in Mechanical Engineering from the Polytechnic of Turin in 1970. His semiconductor career began in 1977 within Olivetti’s semiconductor group. He joined ST in 1997 and he held the position of Telecommunications, Peripherals and Automotive (TPA) Groups Vice President, General Manager Computer Peripherals and Industrial Group, until he was named Corporate Vice President, APG in 2005.
Marco Luciano Cassis	Marco Luciano Cassis, an Italian citizen, graduated from the Polytechnic of Milan with a degree in Electronic Engineering. Cassis joined us in 1988 as a mixed-signal analog designer for car radio applications. In 1993, Cassis moved to Japan to support our newly created design center with his expertise in audio products. Then in 2000, Cassis took charge of the Audio Business Unit and a year later he was promoted to Director of Audio and Automotive Group, responsible for design, marketing, sales, application support, and customer services. In 2004, Cassis was named Vice President of Marketing for the automotive, computer peripheral, and telecom products. In 2005, he advanced to Vice President APG and joined the Board of the Japanese subsidiary, STMicroelectronics K.K. Mr. Cassis was appointed Corporate Vice President, Japan region on September 6, 2005.
Patrice Chastagner	Patrice Chastagner, a French citizen, is a graduate of the HEC business school in France and in 1988 became the Grenoble Site Director, guiding the emergence of this facility to become one of the most important hubs in Europe for advanced, complex silicon chip development and solutions. As Human Resources Manager for the Telecommunications, Peripherals and Automotive (TPA) Groups, which was our largest product group at the time, he was also TQM Champion and applied the principle of continuous improvement to human resources as well as to manufacturing processes. Since March 2003, he has also been serving as Chairman of STMicroelectronics S.A. in France. Upon his promotion to Corporate Vice President, Human Resources in January 2005, he took the leadership of a group with about 50,000 people.
Claude Dardanne	Claude Dardanne, a French citizen, was promoted to Corporate Vice President and General Manager of our newly created Microcontrollers, Memories & Smartcards (MMS) Group, part of our Industrial & Multisegment Sector, in January 2007. Mr. Dardanne graduated from the Ecole Supérieure d’Ingénieurs en Génie Electrique de Rouen in France with a Master’s degree in Electronic Engineering. After graduation, Mr. Dardanne spent five years at Thomson Semiconducteurs in France before moving to North America as a Field Application Engineer. From 1982, Mr. Dardanne was responsible for marketing of Microcontrollers & Microprocessor products in North America and, in 1987, Mr. Dardanne was appointed Thomson’s Worldwide Marketing Manager for Microcontrollers & Microprocessors in France. In 1989, Mr. Dardanne joined Apple Computer, France, as Marketing Director, responsible for business development in segments including Industrial, Education, Banking and Communications. From 1991 to 1994, Mr. Dardanne served as Marketing Director at Alcatel-Mietec in Belgium and in 1994, Mr. Dardanne rejoined Thomson (which by then had merged with SGS Microelettronica) as Director of Central Marketing for the Memory Products Group (MPG). In 1998, Mr. Dardanne became the head of the EEPROM division. In 2002, Mr. Dardanne was promoted to Vice President of the Memory Products Group and General Manager of the Serial Non-Volatile Memories division and in 2004, he was promoted to Deputy General Manager, Memory Products Group, where his responsibilities included the management of our Smart Card Division.

7

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

François Guibert	François Guibert, a French citizen, was born in Beziers, France in 1953 and graduated from the Ecole Supérieure d’Ingénieurs de Marseilles in 1978. After three years at Texas Instruments, he joined Thomson Semiconducteurs in 1981 as Sales Manager Telecom. From 1983 to 1986, he was responsible for ICs and strategic marketing of telecom products in North America. In 1988 he was appointed Director of our Semicustom Business for Asia Pacific and in 1989 he became President of ST-Taiwan. Since 1992 he has occupied senior positions in Business Development and Investor Relations and was Group Vice President, Corporate Business Development which includes M&A activities from 1995 to the end of 2004. In January 2005, Mr. Guibert was promoted to the position of Corporate Vice President, Emerging Markets Region and in October 2006, he was appointed Corporate Vice President, Asia Pacific Region.
Reza Kazerounian	Reza Kazerounian, a U.S. citizen, is a graduate of the University of Illinois and received his PhD from the University of California, Berkeley in electrical engineering and computer sciences. In 1985, Mr. Kazerounian started his professional career as a research and development engineer at WaferScale Integration (WSI), specializing in Programmable System Devices. At WSI, he became Vice President of Technology and Product Development (1995) and later Chief Operating Officer in 1997. When we acquired WSI in 2000, Mr. Kazerounian became the general manager of the newly formed Programmable Systems Division, charged with the development of 8- and 32-bit embedded systems. In 2003, he was appointed Group Vice President and General Manager of the Smart Card IC Division. Reza Kazerounian was appointed Corporate Vice President for the North America Region on September 6, 2005.
Otto Kosgalwies	Otto Kosgalwies, a German citizen, was appointed Corporate Vice President, Infrastructure and Services in November 2004, with responsibility for all of our corporate activities related to Information Technology, Logistics, and Procurement and Material Management, with particular emphasis on the complete supply chain between customer demand, manufacturing execution, inventory management, and supplier relations. Mr. Kosgalwies has been with us since 1984 after graduating with a degree in Economics from Munich University. From 1992 through 1995, he served as European Manager for Distribution, from 1995 to 2000 as Sales and Distribution Director for Central Europe, and since 1997 as CEO of our German subsidiary. In 2000, Mr. Kosgalwies was appointed Vice President for Sales and Marketing in Europe and General Manager for Supply Chain Management, where he was responsible at a corporate level for the effective flow of goods and information from suppliers to end users.
Robert Krysiak	Robert Krysiak, a U.K. citizen, graduated from Cardiff University with a degree in Electronics and holds an MBA from the University of Bath. In 1983, Mr. Krysiak joined INMOS, as a VLSI Design Engineer. Then in 1992, Mr. Krysiak formed a group dedicated to the development of CPU products based on the Reusable-Micro-Core architecture. Mr. Krysiak was appointed Group Vice President and General Manager of our 16/32/64 and DSP division in 1997. In 1999, Mr. Krysiak became Group Vice President of the Micro Cores Development, and in 2001, he took charge of our DVD division. Mr. Krysiak was appointed on October 17, 2005 as Corporate Vice President and General Manager of our Greater China region, which focuses exclusively on our operations in China, Hong Kong and Taiwan. Before that, Mr. Krysiak was Marketing Director for HPC..

8

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Mario Licciardello	Mario Licciardello, an Italian citizen, was born in Catania, Italy, on January 28, 1942. He graduated in Physics from the University of Catania in 1964. Mr. Licciardello has spent his entire career within companies that have evolved into the current STMicroelectronics. In 1965 he joined ATES, a predecessor of ST, initially in process development, then in strategic planning, after one year spent at the Catania University engaged in various research programs. In 1970, he joined the MOS field where he spent a large part of his professional career in various positions ranging from Operations Manager to Business Unit Manager contributing to the success in the market of several product lines. From 1986 to 1990 he covered the role of Director of Marketing and Business Management for the Semicustom Product Division (named IST). The position included the worldwide responsibility for the external design centers network. From 1990 to 1993, as Director of Corporate Strategic Planning with the relevant Corporate Central Organization, his responsibility ranged from Capital Investment Control to shareholder relations. He moved to MPG in 1993 and in 2003 was promoted from General Manager of our Flash Memories Division to Deputy General Manager of MPG. In 2005, he was named Corporate Vice President and General Manager of MPG.
Jean-Claude Marquet	Jean-Claude Marquet, a French citizen, has served as Corporate Vice President, Asia Pacific Region since July 1995. After graduating in Electrical and Electronics Engineering from ESIEE Paris, Mr. Marquet began his career in the French National Research Organization and later joined Alcatel. In 1969, he joined Philips Components. He remained at Philips until 1978, when he joined Ericsson, eventually becoming President of Ericsson Components’ French operations. In 1985, Mr. Marquet joined Thomson Semiconducteurs as Vice President Sales and Marketing, France. Thereafter, Mr. Marquet served as Vice President Sales and Marketing for France and Benelux, and Vice President Asia Pacific and Director of Sales and Marketing for the region.
Carlo Emanuele Ottaviani	Carlo Emanuele Ottaviani, an Italian citizen, was named Corporate Vice President, Communications in March 2003. He began his career in 1965 in the Advertisement and Public Relations Office of SIT-SIEMENS, today known as ITALTEL. He later had responsibility for the activities of the associated semiconductor company ATES Electronic Components. ATES merged with the Milan-based SGS in 1971, and Mr. Ottaviani was in charge of the advertisement and marketing services of the newly formed SGS-ATES. In 1975, he was appointed Head of Corporate Communication worldwide, and has held this position since that time. In 2001, Mr. Ottaviani was also appointed President of STMicroelectronics Foundation.
Jeffrey See	Jeffrey See, a Singapore citizen, was appointed Corporate Vice President, Central Back-end General Manager in April 2006. After Mr. See graduated from the Singapore Polytechnic in 1965, he became a Chartered Electronic Engineer at the Institution of Electrical Engineers (IEE) in the UK. In 1969, Mr. See joined SGS Microelettronica, a forerunner company of ST, as a Quality Supervisor at its first Assembly and Test facility in Toa Payoh, Singapore and was promoted to Deputy Back-End Plant Manager in 1980. In 1983, Mr. See was appointed to manage the start-up of the region’s first wafer fabrication plant (125-mm) in Ang Mo Kio, Singapore and became General Manager of the front-end operations in 1992. In 2001, Mr. See was appointed Vice President and Assistant General Manager of Central Front-End Manufacturing and General Manager of the Asia Pacific Manufacturing Operations, responsible for wafer fabrication and electrical wafer sort in the region.

9

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Giordano Seragnoli	Giordano Seragnoli, an Italian citizen, has served as Corporate Vice President, Subsystems Products Group since 1987 and since 1994, as Director for Worldwide Back-end Manufacturing. After graduating in Electrical Engineering from the University of Bologna, Mr. Seragnoli joined the Thomson Group as RF Application Designer in 1962 and joined SGS Microelettronica in 1965. Thereafter, Mr. Seragnoli served in various capacities within our management, including Strategic Marketing Manager and Subsystems Division Manager, Subsystems Division Manager (Agrate), Technical Facilities Manager, Subsystems Division Manager and Back-End Manager.
Thierry Tingaud	Thierry Tingaud, a French citizen, was promoted to Corporate Vice President, Emerging Markets Region General Manager, responsible for our sales and marketing operations in Africa and the Middle East, India, Latin America, Russia and the Eastern European countries in July 2006. Mr. Tingaud graduated from INSA Lyon in 1982 with a Master’s degree in Electronic Engineering and he also holds an MBA from Ecole Supérieure des Sciences Economiques et Commerciales (ESSEC). Mr. Tingaud joined the sales and marketing organization of Thomson Semiconducteurs, a forerunner company of ST, in 1985. Three years later, he took responsibility for the Company’s telecommunications business in France. In 1996, Mr. Tingaud moved to North America as Corporate Strategic Key Account Director for our Headquarters Region. In this role, he strengthened the strategic alliance with a major key account, responsible for its operations in Europe, North America, Mexico, and Malaysia. In 1999, Mr. Tingaud was appointed Vice President for Sales and Marketing of Telecommunications in Europe.

2.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is 39, Chemin du Champ-des-Filles, 1228 Plan-les-Ouates, Geneva, Switzerland. Unless otherwise indicated, each occupation set forth opposite an individual’s name, refers to employment with Purchaser.

Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Archibald Malone	Archibald Malone, a citizen of the United Kingdom of Great Britain, is President, Vice President, Secretary and Treasurer of Purchaser. Mr. Malone also currently serves as Vice President and Chief Financial Officer of STMicroelectronics Inc., a wholly owned subsidiary of Parent. After receiving a Higher National Diploma in Business Administration from the Falkirk College of Business in 1967, Mr. Malone began his career that same year with SGS Fairchild, one of the predecessor entities to STMicroelectronics N.V. Mr. Malone has served in his current position at STMicroelectronics Inc. since 1988 and has previously held various other business and financial positions within Parent.

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Citizenship; Present Principal Occupation or
Employment; Material Positions Held
During the Past Five Years and
Name	Business Addresses Thereof

Reza Kazerounian	Reza Kazerounian, a U.S. citizen, is the sole director of Purchaser. Mr. Kazerounian is a graduate of the University of Illinois and received his PhD from the University of California, Berkeley in electrical engineering and computer sciences. In 1985, Mr. Kazerounian started his professional career as a research and development engineer at WaferScale Integration (WSI), specializing in Programmable System Devices. At WSI, he became Vice President of Technology and Product Development (1995) and later Chief Operating Officer in 1997. When Parent acquired WSI in 2000, Mr. Kazerounian became the general manager of the newly formed Programmable Systems Division, charged with the development of 8- and 32-bit embedded systems. In 2003, he was appointed Group Vice President and General Manager of the Smart Card IC Division. Reza Kazerounian was appointed Corporate Vice President for the North America Region of Parent on September 6, 2005.

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Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Mellon Investor Services LLC

By Facsimile Transmission (for Eligible Institutions only): (412) 209-6443

Confirm by Telephone: (201) 680-4860

By Overnight Courier:	By Mail:	By Hand:

Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn.: Corporate Actions Dept.	Attn.: Corporate Actions Dept.	Attn: Corporate Actions Dept
FL 27	P. O. Box 3301	FL 27
480 Washington Boulevard	South Hackensack, NJ 07606	480 Washington Boulevard
Jersey City, NJ 07310		Jersey City, NJ 07310

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway
New York, NY 10036
(877) 247-9865